CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made to be effective on and as of April 16, 2014 (the "Effective Date") by and between HCi VioCare (the “Company”), a Nevada corporation, with offices at Centrum Offices, 38 Queen Street, Glasgow, UK G1 3DX, and Dr. Christos Kapatos, resident of 66 Stewarton Drive, Cambuslang, Glasgow G72 8DG, Scotland, UK (the “Consultant”).

RECITALS

1.	The Company wishes to assure itself of the services of the Consultant for the period provided in this Agreement.

2.	The Consultant is willing to provide services to the Company in accordance with the terms and conditions set forth in this Agreement.

OPERATIVE PROVISIONS

In consideration of the above recitals, which are incorporated into and are a material part of the operative provisions of this Agreement, and of the promises, covenants and conditions stated herein, the Company and the Consultant hereby agree as follows:

1.           POSITION AND RESPONSIBILITIES.

1.1           During the period of this Agreement, the Consultant agrees to provide the services as Chief Technical Officer for the Company and the Company’s wholly-owned subsidiaries as required (collectively referred to as the “Companies”). The Consultant shall render services to the Companies, and shall have such responsibilities, duties and authority, as may from time to time be assigned to the Consultant by the Companies’ Boards of Directors (the “Boards”), and will devote all such time and activity as will be required diligently to satisfy such responsibilities, which shall be conducted at the offices of the Company and such other places as deemed effective by the respective Boards. The Consultant may engage in other activities and endeavors as he may elect, so long as such activities do not directly compete with the Companies. It is expressly understood and agreed between the parties hereto that any involvement with another company which shall be in the business of prosthetics, orthotics, diabetics and rehabilitation clinics and technology shall be deemed to be in direct competition with the Companies.

2.           TERM

2.1           The period of the Consultant's services under this Agreement shall be deemed to have commenced on the Effective Date and shall continue for a period of one (1) year thereafter (the “Term”), and may be extended for such term as may be mutually agreed between the parties.

3.           COMPENSATION BENEFITS AND REIMBURSEMENT.

3.1           The Consultant shall earn as compensation the amount of forty thousand Euros (€40,000) per year ("Consultant’s Fee"), with subsequent adjustments as mutually agreed between the parties to reflect the growth and success of the Company. The Consultant’s Fee shall be paid in equal monthly installments to Consultant in cash, commencing on the 1st of May, 2014.

3.2           The Company shall pay or reimburse Consultant for all reasonable travel, and other reasonable expenses incurred by Consultant in performance of Consultant's obligations under this Agreement, provided that all long distance travel and other extraordinary expenses are approved by the Company prior to incurrence of the same. The Consultant agrees to obtain approval from the Company in writing for any individual expense of one thousand USD ($1,000) or greater or any aggregate expense in excess of two thousand USD ($2,000) incurred in any given month by the Consultant in connection with the carrying out his duties under this Agreement.

3.3           In case that a research and development project is initiated during the term of this Agreement, the Consultant shall be entitled of two hundred thousand (200,000) shares of the Company’s common stock for every research project completed during the term of this Agreement with a valuation less than twenty million US dollars (20,000,000.00 USD), and five hundred thousand (500,000) shares of the Company’s common stock for every research project completed during the term of this Agreement with a valuation equal or greater than twenty million US dollars (20,000,000.00 USD).

3.4. The Consultant shall also be entitled to participate in any health, medical and/or dental plans which the Company may implement during the Term or the extension hereof.

4.           TERMINATION.

4.1	This Agreement may be terminated only under the following circumstances:

(a) Notice.  The Company may terminate this Agreement upon thirty (30) days prior written notice delivered to Consultant.

(b) Death.  The Consultant’s services hereunder shall terminate upon his death.

(c) Cause.  Either party shall have the right to terminate this Agreement for cause. A “Termination for Cause" for the Company shall mean termination because of Consultant's material failure or willful neglect to perform Consultant’s stated duties, or failure to cure such material failure or willful neglect within ten (10) days after delivery of written notice specifying the alleged material failure or willful neglect, conviction of a felony, or any other willful or material breach of this Agreement. For purposes of this Article, no act, or the failure to act, on Consultant's part shall be "willful" unless done, or omitted to be done, in good faith and with reasonable belief that the action or omission was in the best interest of the Company or its affiliates. A “Termination for Cause" for Consultant shall mean termination because of the Company's material failure to perform the terms of this Agreement.

(d) Termination by the Consultant.  The Consultant may terminate his employment hereunder for Good Reason.  For purposes of this Agreement, a “Good Reason” shall mean (A) the breach by the Company in any material respect of any material provision of this Agreement (including, but not limited to, the provisions of Section 3) which breach has not been cured within ten (10) days after delivery of notice of such noncompliance that has been given by Consultant to the Company, or (B) any purported termination of Consultant’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5.1 hereof (and for purposes of this Agreement no such purported termination shall be effective).

(e) Disability.  If, as a result of Consultant's inability to perform substantially all of his duties hereunder by reason of a physical or mental disability or infirmity (i) for a continuous period of two (2) full months or (ii) at such earlier time as Consultant submits satisfactory medical evidence that he has a physical or mental disability or infirmity which will likely prevent him from performing his work duties for two (2) months or longer (a "Disability"), the Company may terminate this Agreement. The date of such Disability shall be the last day of such two-month period, or the day on which Consultant submits such satisfactory medical evidence, as the case may be.

4.2           Any payments due upon termination, pursuant to Section 4.1 above, shall be borne by the Company, and any payments due after such termination occurs shall no longer be paid.

5.           NOTICE.

5.1           Notice of Termination.  Any purported termination of this Agreement by the Company or by Consultant (other than termination pursuant to subsection (b) of Section 4.1) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated.

5.2           Date of Termination.  “Date of Termination” shall mean (i) if this Agreement is terminated by the death of Consultant, the date of his death, (ii) if this Agreement is terminated pursuant to subsection (e) of Section 4.1 above, the date of disability referred to in said subsection, and (iii) if this Agreement is terminated pursuant to subsections (a), (c) or (d) of Section 4.1 above, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

6.           CONFIDENTIALITY.

As the Company’s business is specialized and competitive, the Consultant is likely to have access to, and an intimate knowledge of, the Company’s trade secrets and confidential information during the course of this Agreement. Disclosure of such trade secrets and confidential information would place the Company at a serious competitive disadvantage and do serious damage (financial and/or otherwise) to its business and would cause immeasurable harm.

Therefore, both during this Agreement and after its termination the Consultant is prohibited from communicating or disclosing to any third party any trade secrets or confidential information of the Company and from using such information for its own purposes, unless prior written authorization from the Company has been obtained. For this purpose trade secrets and confidential information shall include but not be limited to:

•	The Company’s proposed strategies and plans;

•	The Company’s IP technologies;

•	The Company’s current business strategies and plans including (without limitation) know how and internal working practices;

•	All information as to the requirements of the Company’s customers;

•	All information relating to patient profiles, histories or similar information; and

•	All information relating to Section 1 “Position and Responsibilities” of this Agreement that the Consultant will obtain in the course of this Agreement with the Company.

7.           EFFECT ON PRIOR AGREEMENTS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between Company and Consultant.

8.           MODIFICATION AND WAIVER.

                8.1     This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto.

8.2    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

9.             SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent (consistent with law) continue in full force and effect.

10.           HEADINGS FOR REFERENCE ONLY.

The headings of articles and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.           GOVERNING LAW

This Agreement shall be governed by and be construed under the laws of the State of Nevada without regard to the choice of law principles of that state. In the event of any dispute between the parties with respect to this Agreement or the performance of the parties' obligations thereunder, such dispute shall be instituted and prosecuted in the courts of Nevada and the parties hereby consent to the jurisdiction of such courts, and waive any disputes they may have to a change of venue.

12.           NOTICES.

Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, or transmitted by facsimile, or sent by certified, registered or express mail, or postage prepaid, and shall be deemed given when so hand delivered, telegraphed, telexed or transmitted by facsimile, or if mailed, two (2) days after the date of mailing, addressed as follows:

If to Company:                      HCi VioCare
Contact – Sotirios Leontaritis
(+44) 0808 178 4373
Centrum Offices,
38 Queen Street, Glasgow,
G1 3DX, Scotland, UK

If to Consultant:                  Christos Kapatos
66 Stewarton Drive, Cambuslang,
                                               Glasgow G72 8DG, Scotland, UK

13.   ARBITRATION OF DISPUTES.

a.           Arbitration. All Arbitration Claims (defined below) between the parties shall be resolved by submission to final and binding arbitration at the Las Vegas, Nevada offices of the American Arbitration Association (“AAA”).  The parties may agree on a retired judge from the AAA panel. In case of failure of agreement, an arbitrator shall be selected in accordance with the rules and procedures of the AAA. The parties agree that arbitration must be initiated within sixty (60) days after a party delivers a notice of intention to arbitrate pursuant to Subsection 13(b) below.

b.           Initiation of Arbitration: Submission Agreement. Any party to this Agreement may initiate arbitration of a dispute subject to this Paragraph, by sending written notice of an intention to arbitrate by registered or certified mail to all other parties and to the AAA. The notice shall contain a description of the Arbitration Claim(s) asserted by the party, the amount involved and the remedy sought. In the event a demand for arbitration is made by any party to this Agreement, the parties agree to execute a Submission Agreement provided by the AAA, in a form customarily used by the AAA, setting forth (i) the rights of the parties if the matter is arbitrated and (ii) the rules and procedures to be followed at the arbitration hearing. Notwithstanding anything to the contrary contained in this Agreement, each party shall bear its own legal, consulting and expert witness fees incurred during any arbitration proceeding under this Paragraph.

c.           One-Year To Initiate Arbitration Claim.  The parties agree that arbitration must be initiated within one (1) year after the occurrence of the events on which any Arbitration Claim is based, and a party's failure to initiate arbitration within such one-year period constitutes an absolute bar to the institution of any new proceedings.

d.           “Arbitration Claim” Defined. For purposes of this Agreement, "Arbitration Claim" shall mean any contract, tort, statutory or other claim, demand, cause of action, or dispute asserted by any party to this Agreement against any other party to this Agreement, arising out of or related to (i) this Agreement or any modification, amendment or supplement thereof, or (ii) the relationship between the parties as created hereunder.

c.           Intent of the Parties - Adequate Consideration.  By this provision, it is the intent of the parties to establish procedures to accomplish the informal and inexpensive resolution of any Arbitration Claim between them without resort to litigation. The parties agree that their mutual, binding promises to arbitrate any Arbitration Claim between them represents valuable and adequate consideration for the enforceability of this provision.

NOTICE:  BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE WAIVING YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED OR PROVIDED FOR IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER NEVADA LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE TO SUBMIT ANY DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Consultant's Initials	Company’s Initials

15.   ASSIGNMENT.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties, and their respective successors, assigns, heirs and representatives.  Notwithstanding the foregoing, however, Consultant may not assign any of Consultant’s, or delegate any of Consultant’s duties hereunder. The Company may assign this Agreement upon notice to Consultant without securing Consultant's prior written consent in connection with any sale of all of the Company's assets or if the Company merges into or consolidates with another business entity.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement to be effective on and as of the Effective Date stated herein above.

“CONSULTANT'”	THE “COMPANY”

Dr. Christos Kapatos	HCi VioCare, a Nevada corporation
By: Sotirios Leontaritis Title: CEO, President and Director